Exhibit 23.1

J&S ASSOCIATE (AF002380)

(Registered with PCAOB and MIA)
UNIT B222, SOLARIS DUTAMAS 1,
JALAN DUTAMAS 1,

50480, Kuala Lumpur, Malaysia.

Tel : 03-62053622

Fax : 03-62053623

Email : jspartner348@gmail.com

Consent of Independent Registered Public Accounting Firm

To:	The Board of Directors
Blow & Drive Interlock Corporation

We hereby consent to the incorporation by reference in this Registration Statement on the 2021 Stock Incentive Plan for Employees and Consultants (Form S-8) of Blow & Drive Interlock Corporation of our report dated March 12, 2021 on our audit of the consolidated financial statements of Blow & Drive Interlock Corporation as of December 31, 2020 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2020.

/s/ J & S Associate

Certified Public Accountants

Malaysia

August 2, 2021